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                                  Exhibit 23.2


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



     We consent to the use in this Registration Statement on Form S-4EF and Proxy Statement and Prospectus of Rockport National Bancorp, Inc. (proposed holding company for Rockport National Bank) of our report dated February 10, 1999, except note 12 which is as of February 23, 1999, on the consolidated balance sheets of Rockport National Bank and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years then ended and to the use of our name and the statements with respect to us, as appearing under the heading "Independent Accountants" in the Proxy Statement and Prospectus.


     /s/ Wolf & Company, P.C.

     Wolf & Company, P.C.


     Boston, Massachusetts
     April 14, 1999